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                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING
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                                                              SEC FILE NUMBER
                                                                 000-22129
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                                                               CUSIP NUMBER
                                                               298796 10 3
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                                  (CHECK ONE):

[ ] Form 10-K and Form 10-KSB  [ ] Form 20-F   [ ] Form 11-K
[X] Form 10-Q and Form 10-QSB  [ ] Form N-SAR

          For Period Ended: March 31, 2001
          [ ] Transition Report on Form 10-K
          [ ] Transition Report on Form 20-K
          [ ] Transition Report on Form 11-K
          [ ] Transition Report on Form 10-Q
          [ ] Transition Report on Form N-SAR
          For the Transition Period Ended:
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    READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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    If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I--REGISTRANT INFORMATION
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         Full Name of Registrant:   Eurotech, Ltd.

         Former Name If Applicable

         Address of Principal Executive Office (STREET AND NUMBER)
                           10306 Eaton Place, Suite 220

         (CITY, STATE AND ZIP CODE)
                           Fairfax, VA 22030
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PART II--RULES 12b-25 (B) AND (C)
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If the subject report could not be filed without unreasonable effort and expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]      (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

[X]      (b)  The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[X]      (c)  The accountant's statement or other exhibit required by Rule
              12b-25(c) has been attached if applicable.

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PART III--NARRATIVE
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State below in reasonable detail the reasons why Form 10-K and Form 10-KSB,
11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

         Registrant's management is in the midst of negotiations relating to its capital structure which may not be concluded in time to permit disclosure in the report due on May 15, 2001 and which, if concluded, would materially affect the disclosures otherwise required.

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PART IV--OTHER INFORMATION
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(1)      Name and telephone number of person to contact in regard to this notification

         Jon W. Dowie              (703)              352-4399
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         (Name)                (Area Code)         (Telephone Number)

(2) Have all other periodic reports under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to such report(s) been filed? If the answer is no, identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

         If so: attach an explanation of the anticipated change, both narratively and quatitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot by made.

                                 Eurotech, Ltd.
                  (Name of Registrant as specified in charter)

         has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

         Date:  May 11, 2001              By: /s/ Jon W. Dowie
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                                              Jon W. Dowie
                                              Treasurer, Chief Financial Officer